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                             BASIN EXPLORATION, INC.
                             GULF COAST GEOSCIENTIST
                        OVERRIDING ROYALTY INTEREST PLAN
                           (Amended November 10, 1999)


This Gulf Coast Geoscientist Overriding Royalty Interest Plan (the "Plan") shall set forth the terms of the program established by Basin Exploration, Inc. ("Basin") for assignment of overriding royalty interests into geoscientists Basin employs to explore for oil and gas in the offshore area of the Gulf of Mexico.

1. PLAN PARTICIPANTS. The persons covered by this Plan (individually a "Participant" and collectively the "Participants") shall be the Vice President of Gulf Coast Exploration and any geologist, geophysicist, or other geoscientist employed by Basin as a member of Basin's Gulf Coast offshore exploration group, and approved for inclusion in this Plan by the President (or other Chief Executive Officer of Basin) and the Vice President of Gulf Coast Exploration. A Participant's participation in the Plan shall not be effective until it is confirmed in writing by the President or Chief Executive Officer delivered to the Participant ("Confirmation").

2. INTERESTS VESTED. A Participant shall become vested in Overriding Royalty Interests (as hereinafter defined) as of the date and time when a lease or other interest therein covering oil and gas in the area described in paragraph 4 below is acquired (whether by purchase, farmin or in any other manner) by Basin, its investors or program participants, and/or by third parties acquiring therein interests by, through or under Basin and/or its investors or program participants (individually, a "Burdened Party" and collectively the "Burdened Group") provided that the Participant is an employee of Basin at the time of such acquisition. For purposes of this paragraph, a lease acquired at a lease sale pursuant to a bid submitted by Basin or a Burdened Party acting pursuant to an agreement with Basin shall be deemed acquired on the date of the lease sale if the lease is awarded to Basin or a Burdened Party pursuant to that lease sale; a lease acquired pursuant to a farm-in or other agreement shall be deemed acquired on the date the agreement has been executed by all parties; and a lease with developed reserves acquired by the Burdened Group as described in paragraph 4 shall be deemed acquired for purposes of this paragraph as to undeveloped reserves upon the circulation of an AFE for the drilling, or other operation intended to explore for such undeveloped reserves.

3. OVERRIDING ROYALTY INTEREST. The overriding royalty interest awarded hereunder (the "Overriding Royalty Interest") shall be a maximum of two and one-half percent (2.5%) of the full undivided Working Interests acquired in a lease by the Burdened Group (as such Working Interests may be enlarged or reduced in accordance with the terms and conditions under which such interests are so acquired, and proportionately reduced to the extent the lease covers less than the full and undivided interest in the oil and gas mineral estate covered thereby). Such Overriding Royalty Interest shall be computed in the same manner as the lessor's royalty under the lease burdened by such Overriding Royalty Interest. For purposes of this Plan, "Working Interest" shall mean the full or undivided cost-bearing interest in a lease which determines the entitlement of the

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         owner thereof to a share of proceeds of production from the lease.

4. AFFECTED LEASE OR ACREAGE. The Overriding Royalty Interest shall burden all leases or interests therein acquired (whether by purchase, farm-in or in any other manner) by the Burdened Group on the Outer Continental Shelf offshore of Texas, Louisiana, Alabama, and Florida and in state waters subsequent to the effective date of this Plan subject, however, to the following exception: In the event the Burdened Group acquires, by virtue of a producing property acquisition or exchange or other transaction involving the exchange of consideration for existing developed reserves, an interest in a lease covering proved and/or probable reserves which are identified as such by the seller at the time the lease is acquired, such leasehold interest shall not be burdened by or subject to the Overriding Royalty Interest insofar as such lease covers and includes such proved and/or probable reserves. In such case, however, the Overriding Royalty Interest shall burden such portion of the lease that covers or includes other reserves discovered by subsequent exploration on the lease by the Burdened Group. In addition, leases or interests therein acquired by the Burdened Group in state waters along the coastlines of the Gulf of Mexico that are within Prospect Areas established under Basin's Onshore Geoscientist Overriding Royalty Plan (the "Onshore ORI Plan") shall not be burdened by the Overriding Royalty Interest granted under this Plan. In general, it shall be presumed that Basin's offshore exploration group shall have primary responsibility for exploring in state waters along the coastlines of the Gulf of Mexico except for those areas that are related to or extensions of onshore areas worked by Basin's onshore exploration group, but the Chief Executive Officer of Basin shall determine whether and the extent to which such areas are to be subject to this Plan or to the Onshore ORI Plan.

5. PROSPECT SWAPS. If the Burdened Group or a Burdened Party trades or exchanges a leasehold interest in acreage burdened by the Overriding Royalty Interest for a leasehold interest in other acreage from a third party, upon request by the Burdened Group the Participants will relinquish their Overriding Royalty Interests in the interest traded by the Burdened Group if the Participants receive the Overriding Royalty Interest on the interest received by the Burdened Group in exchange.

6. ALLOCATION OF THE OVERRIDING ROYALTY INTEREST. The Participants shall be allocated and severally share 100 percent of the aggregate Overriding Royalty Interest described in paragraph 3 above, provided, however, the Overriding Royalty Interest shall never exceed five-eighths of one percent (0.625%) for each Participant. Each Participant shall be entitled to an equal share of the Overriding Royalty Interest, subject to the 0.625% individual limitation and 2.5% aggregate limitation, regardless of the number of Participants entitled to share in such Overriding Royalty Interest, provided that the Participants are employed by Basin when the Working Interest burdened by the Overriding Royalty Interest is acquired by the Burdened Group in the manner provided above.

         The number of Participants in the Plan may vary from time to time. When the number of Participants changes as a result of a Confirmation of a new Participant or the termination of a Participant's employment, Basin shall automatically reallocate the interests of the Participants effective on such Confirmation or termination date to compensate for the new

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         number of Participants so that the Overriding Royalty Interests vesting after the reallocation effective date shall reflect the inclusion or exclusion (as the case may be) of the new or terminated Participant, provided, however, that Basin's reallocation of the Overriding Royalty Interests shall have no effect upon any Participant's Overriding
         Royalty Interests which have vested prior to the effective date of such reallocation.

7. TERMINATION. The rights granted to a Participant pursuant to this Plan shall automatically terminate upon the end of such Participant's employment with Basin subject to the following:

         a) A Participant's termination shall have no effect upon such Participant's Overriding Royalty Interests to the extent such interests have been vested in the Participant prior to his date of termination regardless whether the Participant has received an assignment of the Overriding Royalty Interests; and

         b) Upon demand, Basin will, or will cause the Burdened Parties to, execute and deliver to the Participant appropriate instruments of assignment with respect to the Participant's portion of the Overriding Royalty Interests which have been vested prior to the Participant's date of termination.

8. RECORDABLE ASSIGNMENTS. Basin will, or will cause the Burdened Parties to, make appropriate instruments of assignment of Overriding Royalty Interests on affected leases into the Participants in recordable form and in a timely manner utilizing a form of assignment similar to that attached hereto as Exhibit "A". It is recognized and acknowledged that some leases may be subject to contractual limitations or restrictions upon the right of the Burdened Group to make the recordable form assignments and to such extent it is agreed that notwithstanding the inability of the Burdened Group to make such assignments to the Participants, Basin will nevertheless account to the Participants to the same extent and effect as though such assignments had in fact been executed and delivered and will pay or cause them to be paid to the Participants accordingly.

9. AMENDMENT. Basin, at its sole option and discretion, but only after giving written notice to the Participants, may terminate, amend or otherwise revise this Plan as to all lease or interests therein acquired after the date of such notice.

10. SUCCESSORS. This Plan shall be binding upon and shall inure to the benefit of the Participants and their respective heirs and legal representatives, and Basin and its successors. The term "successor" shall mean any person, firm, corporation or other business entity that, at any time whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of Basin.

11. EMPLOYMENT RELATIONSHIP. Nothing contained in this Plan or in any Confirmation letter received by a Participant shall restrict or otherwise interfere with Basin's discretion with respect to the termination of any Participant's employment.

12. NON-ASSIGNABILITY. Each Participant's rights under this Plan shall be non-

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         transferable except by will or by the laws of descent and
         distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect. Nothing in this paragraph shall prevent a Participant from assigning or otherwise transferring any interest in vested Overriding Royalty Interests to any party.

13. SEVERABILITY. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14. DELAWARE LAW TO GOVERN. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.


         IN WITNESS WHEREOF, this Gulf Coast Geoscientist Overriding Royalty Interest Plan was adopted by the Company effective this 30th day of November 1995.


                                       BASIN EXPLORATION, INC.


                                       By:
                                          ----------------------------
                                          Michael S. Smith, President



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